Exhibit 99.1

Equillium Reports Third Quarter 2024 Financial Results
and Provides Corporate and Clinical Updates

Equillium retains rights to itolizumab following substantial funding from Ono partnership

Evaluating accelerating Phase 3 EQUATOR study in aGVHD to completion in Q1 2025

Phase 2 ulcerative colitis study recently completed; topline data expected Q1 2025

LA JOLLA, California, November 13, 2024 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the third quarter 2024 and provided corporate and clinical updates.

“At the end of October we announced that our partnership with Ono Pharmaceutical had ended following substantial non-dilutive financing that has fully funded itolizumab research and development since July 2022. This funding enabled us to advance the program through two recent milestones – positive interim review from the Phase 3 EQUATOR study in acute graft-versus-host disease and positive topline data from the EQUALISE study in lupus nephritis. Ono informed us that their decision was strategic in nature, and that the data we have delivered from these studies met expectations with no observed or reported safety concerns,” said Bruce Steel, chief executive officer at Equillium. “We have enrolled over 150 patients in EQUATOR, and as of the end of October have temporarily paused enrollment to review clinical options for the program, including the potential to accelerate our timeline to topline data to the first quarter of 2025 while preserving registrational integrity of the study. We maintain orphan drug and fast track designations for first-line acute graft-versus-host disease, where currently no drugs are approved. In addition, in collaboration with Equillium, our partner Biocon has recently completed a robust placebo-controlled Phase 2 study of itolizumab in biologic-naïve patients with moderate to severe ulcerative colitis, and we expect topline data from this study also in the first quarter of 2025. We remain enthusiastic about the therapeutic potential and commercial opportunity for itolizumab, and we are very pleased to maintain our rights to the program as we approach the two most important data events in Equillium’s history.”

Highlights Since the Beginning of the Third Quarter of 2024:

•
Retained rights to itolizumab following Ono partnership
•
Positive interim analysis of Phase 3 EQUATOR study of itolizumab in acute graft-versus-host disease subjects
•
Phase 2 ulcerative colitis study completed by partner Biocon

Anticipated Upcoming Milestones:

•
Itolizumab: Topline data from Phase 2 study in ulcerative colitis – Q1 2025
•
Itolizumab: Topline data from Phase 3 EQUATOR study in aGVHD – potential acceleration to Q1 2025

Third Quarter 2024 Financial Results

Revenue for the third quarter of 2024 was $12.2 million, compared to $8.9 million during the same period in 2023. Revenue in the third quarters of 2024 and 2023 consisted entirely of itolizumab development funding and amortization of the upfront payment related to our former partnership with Ono.

Research and development (R&D) expenses for the third quarter of 2024 were $9.6 million, compared to $9.0 million for the same period in 2023. The increase was primarily due to greater expenses associated with chemistry, manufacturing and controls (CMC) activities related to itolizumab, greater non-clinical research expenses, and an increase in employee compensation expenses, which were partially offset by lower clinical study expenses primarily driven by the EQUALISE and EQ101 clinical studies, partially offset by greater expenses for our EQUATOR clinical study.

General and administrative (G&A) expenses for the third quarter of 2024 were $3.3 million, compared with $3.5 million for the same period in 2023. The decrease was primarily driven by lower legal, audit and tax professional fees.

Net loss for the third quarter of 2024 was approximately $7,000, or $(0.00) per basic and diluted share, compared with a net loss of $3.7 million, or $(0.11) per basic and diluted share, for the same period in 2023. The decrease in net loss was primarily attributable to greater revenue related to the Ono partnership, lower income tax expense, and other income, which were partially offset by the increase in R&D expense.

Cash, cash equivalents and short-term investments totaled $25.9 million as of September 30, 2024, compared to $33.3 million as of June 30, 2024. Equillium believes that its cash, cash equivalents and short-term investments are sufficient to fund operations into the fourth quarter of 2025, assuming certain operational changes including accelerating the completion of the Phase 3 EQUATOR study based on reduced enrollment and early unblinding of the study, pausing further development activities related to EQ101 and EQ302, the elimination of certain positions and the reduction of certain discretionary expenditures, as well as assuming no further repurchases under our stock repurchase program.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets and product platform targeting immuno-inflammatory pathways. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells that drive a number of immuno-inflammatory diseases; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and announced positive data from a Phase 1b clinical study of patients with lupus/lupus nephritis in April 2024. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited, who also provides commercial manufacturing for the product. EQ101: a selective tri-specific cytokine inhibitor targeting IL-2, IL-9, and IL-15; recently announced positive results from a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ302: an orally delivered, selective bi-specific cytokine inhibitor targeting IL-15 and IL-21 at pre-clinical stage.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”,

“continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans and strategies with respect to developing itolizumab, including repositioning itolizumab as the top priority in the pipeline, anticipated upcoming milestones, timelines for topline data for itolizumab, the temporary pausing and potential acceleration of the EQUATOR study, the pausing of further activities related to EQ101 and EQ302, Equillium’s cash runway and related assumptions, and the potential benefits of Equillium’s product candidates. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; changes in Equillium’s strategic plans; uncertainties related to Equillium’s capital requirements and ability to obtain sufficient financing to fund Equillium’s strategic plans; the potential impact of the registrational integrity that would be caused by Equillium’s decision to accelerate the completion of EQUATOR; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30,	December 31,
	2024	2023
Assets
Cash, cash equivalents and short-term investments	$25,877	$40,866
Accounts receivable	5,009	3,735
Prepaid expenses and other assets	3,098	5,133
Operating lease right-of-use assets	473	796
Total assets	$34,457	$50,530
Current liabilities
Accounts payable and other current liabilities	$8,989	$11,844
Current portion of deferred revenue	2,068	15,729
Total current liabilities	11,057	27,573
Long-term operating lease liabilities	223	384
Total liabilities	11,280	27,957
Total stockholders' equity	23,177	22,573
Total liabilities and stockholders' equity	$34,457	$50,530

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$12,161	$8,870	$36,703	$26,873
Operating expenses:
Research and development	9,562	8,974	30,113	27,855
General and administrative	3,278	3,519	10,161	10,340
Total operating expenses	12,840	12,493	40,274	38,195
Loss from operations	(679)	(3,623)	(3,571)	(11,322)
Total other income, net	672	409	1,298	893
Loss before income taxes	(7)	(3,214)	(2,273)	(10,429)
Income tax expense	-	496	-	564
Net loss	$(7)	$(3,710)	$(2,273)	$(10,993)
Net loss per share, basic and diluted	$(0.00)	$(0.11)	$(0.06)	$(0.32)
Weighted-average number of common shares outstanding, basic and diluted	35,424,388	34,878,700	35,324,092	34,582,574